Exhibit 21.1
SUBSIDIARIES OF ARES STRATEGIC INCOME FUND

Name	Jurisdiction
ASIF Funding I, LLC	DELAWARE
ASIF Funding II, LLC	DELAWARE
ASIF Holdings Inc.	DELAWARE